UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to sec. 240.14a-12

GRUBB & ELLIS COMPANY
(Name of Registrant as Specified In Its Charter)

ANTHONY W. THOMPSON HAROLD A. ELLIS, JR. STUART A. TANZ
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 24, 2008, Mr. Anthony W. Thompson submitted a letter to Grubb & Ellis Company (the “Company”) (a copy of which is attached to this filing as Exhibit 1, the “Nomination and Notice Letter”) (i) nominating himself and two other director candidates to stand for election to the Company’s Board of Directors (the “Board”) at the Company’s annual stockholder meeting scheduled for December 3, 2008 (the “Annual Meeting”) and (ii) advising it that he intends to present stockholder proposals at the Annual Meeting that, if adopted, would amend the Amended and Restated Bylaws of the Company (the “Bylaws”) to prevent the Board from delaying the Annual Meeting or adjourning any stockholder meeting without stockholder approval if a quorum is present.

On October 24, 2008, Mr. Thompson submitted a letter (a copy of which is attached to this filing as Exhibit 2, the “Demand Letter”) to the Company pursuant to Section 220 of the Delaware General Corporation Law demanding the right to inspect the Company’s stockholder list and certain other related materials.

As a result of the delivery of the Nomination and Notice Letter and the Demand Letter to the Company, Mr. Thompson may engage in discussions with the Company’s stockholders, management or Board concerning the matters described above.

In accordance with Instruction 3 of Item 4 of Schedule 14A, it is expected that Mr. Thompson, Harold A. Ellis, Jr. and Stuart Tanz will be deemed to be participants in the solicitation contemplated in connection with the Nomination and Notice Letter.  The number of shares of the Company’s common stock beneficially owned by these persons as of October 27, 2008 is as follows:  Mr. Thompson (8,672,708), Mr. Ellis (912) and Mr. Tanz (0).

SECURITY HOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY THE REPORTING PERSONS IN CONNECTION WITH THE PROPOSAL AS THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE COMPANY AND WILL BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV.